Exhibit 5.1

SMITH MACKINNON, PA
PROFESSIONAL ASSOCIATION
ATTORNEYS AT LAW

	SUITE 800	POST OFFICE BOX 2254 ORLANDO, FLORIDA 32802-2254
	CITRUS CENTER 255 SOUTH ORANGE AVENUE ORLANDO, FLORIDA 32801	TELEPHONE (407) 843-7300 FACSIMILE (407) 843-2448
JOHN P. GREELEY		EMAIL: JPG7300@AOL.COM

October 24, 2006

TIB Financial Corp.
599 9th Street, Suite 101
Naples, Florida 34102-5624

Re:	TIB Financial Corp. 1994 Incentive Stock Option Plan and Nonstatutory Stock Option Plan

Gentlemen:

We have acted as counsel to TIB Financial Corp., a Florida corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form S-8 under the Securities Act of 1933, as amended, with respect to 252,617 shares of the Company’s Common Stock, $0.10 par value (the “Shares”), to be offered pursuant to the above-referenced plan (the “Plan”).

In rendering this opinion, we have relied upon, among other things, our examination of the Plan and such records of the Company and certificates of its officers and of public officials as we have deemed necessary.

Based upon the foregoing and the further qualifications stated below, we are of the opinion that:

1.   The Company is duly incorporated, validly existing and in good standing under the laws of the State of Florida; and

2.   The Shares have been duly authorized and, when purchased by the Plan in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to such registration statement.

Very truly yours, Smith Mackinnon, PA
	By:	/s/ John P. Greeley
John P. Greeley

JPG:erw